PAN ASIA MINING CORP.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2002
                                   (UNAUDITED)

                        DECEMBER 31, 2001, 2000 AND 1999

                         (EXPRESSED IN CANADIAN DOLLARS)




AUDITORS'  REPORT

CONSOLIDATED  BALANCE  SHEETS

CONSOLIDATED  STATEMENTS  OF  LOSS  AND  DEFICIT

CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS

NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

             LABONTE & CO.                        1205 - 1095 WEST PENDER STREET
=========================================         VANCOUVER, BC CANADA
C H A R T E R E D   A C C O U N T A N T S         V6E 2M6
-----------------------------------------         TELEPHONE (604) 682-2778
                                                  FACSIMILE (604) 689-2778
                                                  EMAIL RJL@LABONTECO.COM




                                AUDITORS' REPORT
--------------------------------------------------------------------------------


To the Board of Directors and Shareholders of Pan Asia Mining Corp.

We have audited the consolidated balance sheets of Pan Asia Mining Corp as at December 31, 2001 and 2000 and the consolidated statements of loss and deficit and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows for the years ended December 31, 2001, 2000 and 1999 in accordance with Canadian generally accepted accounting principles.



                                                                 "Labonte & Co."



                                                           CHARTERED ACCOUNTANTS



Vancouver,  B.C.
March 31, 2002

                                   PAN ASIA MINING CORP.

                                CONSOLIDATED BALANCE SHEETS
                              (EXPRESSED IN CANADIAN DOLLARS)


                                                 March 31,    December 31    December 31,
                                                      2002           2001            2000
==========================================================================================
                                               (Unaudited)
                                     ASSETS
CURRENT
   Cash                                       $     14,615   $     14,236   $      46,095
   Receivables and advances                              7            117           8,141
   Taxes recoverable                                19,936         13,360          35,078
   Diamonds held for resale                         60,932         62,693         237,404
   Prepaids and deposits                                 -              -          27,000
------------------------------------------------------------------------------------------

                                                    95,490         90,404         353,718

INTEREST IN MINERAL PROPERTIES (Note 5)                  4              4       3,576,794
CAPITAL ASSETS, net of amortization                 40,067         36,058          49,298
------------------------------------------------------------------------------------------

                                              $    135,561   $    126,466   $   3,979,810
==========================================================================================

                                  LIABILITIES

CURRENT
   Accounts payable and accrued liabilities   $    605,269   $    661,843   $     312,444
   Due to related parties (Note 8)                 594,349        452,058         160,467
------------------------------------------------------------------------------------------

                                                 1,199,618      1,114,835         472,911
------------------------------------------------------------------------------------------


                              SHAREHOLDERS' EQUITY

SHARE CAPITAL (Note 6)                          35,443,919     35,076,719      34,106,219
WARRANT SUBSCRIPTIONS (Note 6)                     307,225        307,225         307,225
DEFICIT                                        (36,815,201)   (36,372,313)    (30,906,545)
------------------------------------------------------------------------------------------

                                                (1,064,057)      (988,369)      3,506,899
------------------------------------------------------------------------------------------

                                              $    135,561   $    126,466   $   3,979,810
==========================================================================================

CONTINUANCE  OF  OPERATIONS  (Note  1)


APPROVED ON BEHALF OF THE BOARD:



"James Poe"                          "George LaForme"
-----------------------------        -----------------------------
James Poe - Director                 George LaForme - Director



    The accompanying notes are an integral part of these consolidated financial statements

                                       PAN ASIA MINING CORP.

                            CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT
                                  (EXPRESSED IN CANADIAN DOLLARS)


                                             Three months   Year Ended    Year Ended   Year Ended
                                              ended March     December      December     December
                                                 31, 2002     31, 2001      31, 2000     31, 1999
==================================================================================================
                                             (Unaudited)
EXPENSES
   Bank charges, interest and finance fee   $       2,479   $   107,601  $    61,861   $    51,570
   Consulting fees                                  5,109       283,393       33,368       313,537
   Amortization                                     2,645        13,240       11,287        19,712
   Investor relations                              31,121       108,062       20,265             -
   Management fees                                 65,928       164,560      178,262       144,800
   Office and others                               31,282       197,006      240,355       305,550
   Professional fees                               73,356       218,342      159,232       177,397
   Transfer agent and filing fees                   3,740        22,251       23,216        23,841
   Travel, accommodation and promotion             62,009       158,666      114,574       117,681
--------------------------------------------------------------------------------------------------

NET LOSS BEFORE THE FOLLOWING                     277,669     1,273,121      842,420     1,154,088
WRITE-DOWN OF MINERAL PROPERTIES (Note 5)         166,497     3,971,910   18,669,081     7,673,888
WRITE-DOWN AND LOSS ON SALE OF DIAMOND
   INVENTORY                                       (1,278)      120,737            -             -
BUSINESS INVESTIGATION COSTS                            -             -      364,133             -
GAIN ON SALE OF CAPITAL ASSETS                          -             -       (4,204)            -
LOSS FROM SETTLEMENT OF LAWSUIT                         -       100,000            -             -
--------------------------------------------------------------------------------------------------

NET LOSS FOR THE PERIOD                           442,888     5,465,768   19,871,430     8,827,976

DEFICIT, BEGINNING OF PERIOD                   36,372,313    30,906,545   11,035,115     2,207,139
--------------------------------------------------------------------------------------------------

DEFICIT, END OF PERIOD                      $  36,815,201   $36,372,313  $30,906,545   $11,035,115
==================================================================================================



BASIC AND DILUTED LOSS PER SHARE            $        0.01   $      0.08  $      0.40   $      0.27
==================================================================================================

     The accompanying notes are an integral part of these consolidated financial statements

                                              PAN ASIA MINING CORP.

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (EXPRESSED IN CANADIAN DOLLARS)


                                                   Three months      Year Ended      Year Ended      Year Ended
                                                    ended March    December 31,    December 31,    December 31,
                                                       31, 2002            2001            2000            1999
================================================================================================================
                                                   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss for the period                        $    (442,888)  $  (5,465,768)  $ (19,871,430)  $  (8,827,976)
   Adjusted for items not involving cash:
     - amortization                                       2,645          13,240          11,287          19,712
     - accrued interest                                       -         100,000          13,333          18,204
     - finance fee                                            -               -               -          14,400
     - write-down of mineral properties                 166,497       3,971,910      18,669,081       7,673,888
     - write-down of diamond inventory                        -         115,975               -               -
     - gain on sale of capital assets                         -               -          (4,204)              -
----------------------------------------------------------------------------------------------------------------

                                                       (273,746)     (1,264,643)     (1,181,933)     (1,101,772)
   Net changes in non-cash working capital items
      receivables and advances                              110           8,024          (8,141)          8,579
      taxes recoverable                                  (6,576)         21,718         (20,658)         11,319
      prepaids and deposits                               1,759          27,000         (16,690)          2,149
      accounts payable and accrued liabilities          (56,574)        349,399        (150,840)        405,673
----------------------------------------------------------------------------------------------------------------

Cash flows used in operating activities                (335,027)       (858,502)     (1,378,262)       (674,052)
----------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Advances from (repayments to) related parties        141,357         292,525        (198,149)        (77,909)
   Issuance of shares for cash                          367,200         870,500       2,747,491       2,412,709
   Note payable                                               -               -         (28,674)        (25,000)
   Warrant subscriptions                                      -               -          42,245         264,980
----------------------------------------------------------------------------------------------------------------

Cash flows from financing activities                    508,557       1,163,025       2,562,913       2,574,780
----------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of capital assets                       -               -          34,163               -
   Acquisition of mineral properties                    (80,000)        (15,595)              -      (1,783,530)
   Exploration and development costs                    (86,497)       (379,525)       (943,524)        (91,112)
   Acquisition of diamonds                                    -          58,738        (237,404)              -
   Acquisition of capital assets                         (6,654)              -         (14,286)        (45,119)
----------------------------------------------------------------------------------------------------------------

Cash flows used in investing activities                (173,151)       (336,382)     (1,161,051)     (1,919,761)
----------------------------------------------------------------------------------------------------------------

INCREASE IN CASH DURING THE PERIOD                          379         (31,859)         23,600         (19,033)

CASH, BEGINNING OF PERIOD                                14,236          46,095          22,495          41,528
----------------------------------------------------------------------------------------------------------------

CASH, END OF PERIOD                               $      14,615   $      14,236   $      46,095   $      22,495
================================================================================================================

Supplemental disclosure for non-cash operating, financing and investing activities (Note 8)


            The accompanying notes are an integral part of these consolidated financial statements

                              PAN ASIA MINING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          MARCH 31, 2002 (UNAUDITED), DECEMBER 31, 2001, 2000 AND 1999
================================================================================
                        (Expressed in Canadian Dollars)


NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION
--------------------------------------------------------------------------------

The Company is in the process of acquiring interests in mineral property joint ventures in China and to date has been unable to raise sufficient funding to complete the acquisition of these joint ventures. As a result the Company has written down the carrying value of these mineral property interests to a nominal value at December 31, 2001.

At March 31, 2002 the Company has a working capital deficiency of $1,104,128 and a capital deficiency of $1,064,057 and is committed to contribute a minimum of approximately $15,618,000 (US$9,806,474) to earn its 50% interest in the Chinese joint ventures and continues to realize substantial losses. Accordingly, the ability of the Company to continue operations as a going concern is dependent upon the continued financial support of directors and certain shareholders and upon raising additional investment and working capital.


NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
--------------------------------------------------------------------------------

BASIS  OF  PREPARATION
These financial statements are expressed in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles. Except as indicated in Note 10, they also comply, in all material respects, with generally accepted accounting principles in the United States.

PRINCIPLES  OF  CONSOLIDATION
These financial statements have been prepared on a consolidated basis and include the accounts of the Company and its wholly-owned subsidiaries GFPL and Winluck as described in Notes 3 and 4.

INTEREST  IN  MINERAL  PROPERTIES
The Company capitalizes the acquisition costs of mineral properties and related exploration and development costs. These costs, which do not necessarily reflect present values, will be amortized over the estimated useful lives of the properties upon commencement of commercial production using the unit-of-production method. Costs relating to mineral properties which are sold or abandoned are written off when such events occur. Management reviews the carrying value of its mineral properties and if it is determined that there has been an impairment in the carrying value a write-down is recorded to the estimated net realizeable value. The Company has adopted the provisions of the new CICA accounting guideline AcG-11 "Enterprises in the Development Stage", and provided a full impairment provision on the carrying value of the Company's interest in mineral properties at December 31, 2001. The operations of the Chinese joint ventures will not be included in the accounts of the Company using the proportionate consolidation method until the Company has earned its 50% contractual joint venture interests. Refer to Notes 3, 4 and 5.

FOREIGN CURRENCY TRANSLATION
The financial statements are presented in Canadian dollars. Foreign denominated monetary assets and liabilities are translated to their Canadian dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary items are translated at historical exchange rates, except for items carried at market value, which are translated at the rate of exchange in effect at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Exchange gains or losses arising on foreign currency translation are included in the determination of operating results.

LOSS  PER  SHARE
The Company has adopted the new accounting recommendations of the Canadian Institute of Chartered Accountants relating to the computation and disclosure of earnings (loss) per share. Under the new standard, the treasury stock method is used to determine the dilutive effect of stock options and other dilutive instruments. The treasury stock method assumes that proceeds received from in-the-money stock options are used to repurchase common shares at the prevailing market rate.

Basic loss per share figures have been calculated using the weighted monthly average number of shares outstanding during the respective periods. Diluted loss per share figures are equal to those of basic loss per share for each year since the effects of warrants and stock options have been excluded as they are anti-dilutive.

PAN ASIA MINING CORP.                                                     PAGE 2
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001, 2000 AND 1999
================================================================================
(Expressed in Canadian Dollars)

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONT'D)
--------------------------------------------------------------------------------

USE  OF  ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

STOCK-BASED  COMPENSATION
The  Company has granted stock options to officers and directors as described in
Note 6. No compensation expense is recognized when stock options are issued. The consideration paid on the exercise of stock options is credited to share capital when the shares are issued.

FINANCIAL  INSTRUMENTS
The fair value of the Company's current assets and current liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company operates in foreign jurisdictions, giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

INCOME  TAXES
The Company has adopted the new recommendations of the Canadian Institute of Chartered Accountants concerning accounting for future income taxes. The adoption of this policy had no effect on the previously reported financial position or results of operations. Future income taxes are recognized for the future income tax consequences attributable to differences between financial statement carrying values and their corresponding tax values (temporary differences). Future income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. The amount of future income tax assets recognized is limited to the amount that, in the opinion of management, is more likely than not to be realized. Due to the uncertainty of realization, to date a full valuation allowance has been recorded.


NOTE  3  -  GOLD  FIELD  (PACIFIC)  LIMITED  ("GFPL")
--------------------------------------------------------------------------------

Effective July 23, 1997 the Company completed the acquisition of GFPL, a private company incorporated in Hong Kong which holds a contractual interest in a Sino-Foreign joint venture company which holds certain mining and exploration interests including the Huixian mine in Zouping County, Shandong Province, People's Republic of China.

Consideration  for  the  acquisition  consisted  of:

i. An initial payment of 4,600,000 special warrants in the Company ("GFPL special warrants"), of which 1,426,000 were exercised on closing and 3,174,000 of said special warrants are held in escrow subject to closing of an additional $3,174,000 in equity or convertible debenture financing after July 9, 1997. Each GFPL special warrant is exchangeable for one common share in the capital stock of the Company without further consideration. During 2000 the 3,174,000 GFPL special warrants were exercised in full.

ii. 5,000,000 performance escrow shares in the Company, to be released from escrow at the rate of one share per $2.00 of exploration expenditures by the joint venture, any shares not released at the end of five years will be cancelled.

iii. A five year convertible debenture in the amount of $1,500,000, which was converted into 1,666,667 shares.

iv. The transfer of 107,143 principal escrow shares in the Company and the issuance of an additional 642,857 principal escrow shares;

PAN ASIA MINING CORP.                                                     PAGE 3
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001, 2000 AND 1999
================================================================================
(Expressed in Canadian Dollars)

NOTE  3  -  GOLD  FIELD  (PACIFIC)  LIMITED  ("GFPL")  (CONT'D)
--------------------------------------------------------------------------------

v. The Company will pay, for a period of five years, US$5.00 per ounce on the Company's interest of gold or gold equivalent on any mineral production exceeding 300,000 ounces of gold from the Huixian mine license area, to be paid in cash or shares in the Company issued at the then current market price;

vi. The Company will pay, for a period of 10 years, an amount equal to 20% of GFPL's interest in any economically viable ore-body found within the Zouping Exploration License area, within 30 days of commencement of commercial production, to be paid in shares of the Company issued at the then current market price of the shares;

vii. The  Company  assumed  the  obligation  to  pay  GFPL's  debt of $1,388,500
     (US$1,000,000)  which  was  settled  in  exchange  for  636,927  shares.

In connection with the acquisition, a finder's fee of 750,000 shares of the Company is payable, of which 350,000 shares were issued on closing and the remaining 400,000 will be issuable on the basis of 1.25 finder's fee shares for every 25 performance shares released from escrow.


NOTE  4  -  WINLUCK  (BAHAMAS)  LTD.  ("WINLUCK")
--------------------------------------------------------------------------------

On October 10, 1997 the Company completed the acquisition of all the outstanding shares of Winluck, a private Bahamian company which owns three Hong Kong companies, VVS1 Limited, China Best (Asia) Limited and Crystal Bright (Asia) Limited, each of which holds the right to earn a 50% contractual interest in a Sino-Foreign joint venture company located in Shandong Province, the People's Republic of China. The joint venture companies own the 701 Changma diamond mine and the 702 and 703 diamond exploration properties in China.

The Company issued 6,953,846 shares valued at $22,600,000 and assumed a debt of $250,000 for the acquisition of Winluck.


NOTE  5  -  INTEREST  IN  MINERAL  PROPERTIES
------------------------------------------------------------------------------------------------------------
                                      Exploration
                                          and       Accumulated                   TOTAL
            Acquisition       JV      Development      Write       March 31,    December 31,   December 31,
               Costs       Advances      Costs         Downs          2002         2001           2000
            ================================================================================================
                                                                  (Unaudited)
701 JV      $ 14,145,510  $2,352,100  $  1,227,559  $ 17,725,168  $          1  $           1  $   3,157,420
702 JV         4,714,430     321,505       136,423     5,172,357             1              1              1
703 JV         3,356,975     307,255       181,416     3,845,645             1              1        419,372
Huixian JV             -   3,060,248       677,961     3,738,208             1              1              1
            ------------------------------------------------------------------------------------------------

            $ 22,216,915  $6,041,108  $  2,223,359  $ 30,481,378  $          4  $           4  $   3,576,794
            ================================================================================================

701  CHANGMA  DIAMOND  MINE  PROPERTY
Pursuant to an agreement dated February 3, 1994, as amended July 1, 1994, VVS1 Limited has a contractual right to acquire a 50% joint venture interest in the 701 Changma Diamond Mine located in the People's Republic of China. To earn its 50% interest the Company must contribute a total of US$3,000,000 of which US$1,566,013 has been paid to date. The joint venture parties have agreed to revise the original terms for the balance of payments which are subject to mutually agreeable terms. The Changma open-pit mine is currently in operation at a minimal level.

PAN ASIA MINING CORP.                                                     PAGE 4
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001, 2000 AND 1999
================================================================================
(Expressed in Canadian Dollars)

NOTE  5  -  INTEREST  IN  MINERAL  PROPERTIES  (CONT'D)
--------------------------------------------------------------------------------

During 2001, the Company renegotiated certain terms of the 701 Joint Venture Contract including proposed 2001 capital contributions, subject to certain other conditions, as follows:

     -  US$300,000  due  by  March  31,  2001;
     -  US$200,000  due  by  April  15,  2001;
     -  US$350,000  due  by  June  30,  2001,  on  a  best  efforts  basis;  and
     -  Any  remaining  balance  due  by  September  30,  2001.

In connection to the above, a director of the Company agreed to the loan the Company an aggregate of 5,000,000 common shares of the Company for a period of one year at an interest rate of prime plus 5% plus 20% bonus shares. These shares will be sold by the Company to fund the 701 Joint Venture payments
(Refer to Note 9). Due to the delay resulting from the Company's inability to raise the necessary capital to complete the 701 JV acquisition the carrying value has been written down to $1 at December 31, 2001. During the period ended March 31, 2002, the Company made cash contributions totalling US$50,170 and is currently re-negotiating the terms for payment of the balance of the required capital contributions of US$1,383,817.

702  DIAMOND  PROPERTIES
Pursuant to an agreement dated January 31, 1994, China Best (Asia) Limited has a contractual right to acquire a 50% joint venture interest in the 702 diamond properties located in the People's Republic of China. To earn its 50% interest the Company must contribute a total of US$5,000,000 of which US$231,626 has been paid to date. Due to the inability to raise further funding during 1999 management decided to suspend pursuing this joint venture and the carrying value was written down to $1 at December 31, 1999.

703  DIAMOND  PROPERTIES
Pursuant to an agreement dated August 22, 1996, Crystal Bright (Asia) Limited has a contractual right to acquire a 50% joint venture interest in the 703 diamond properties located in the People's Republic of China. To earn its 50% interest the Company must contribute a total of US$1,500,000 of which US$202,000 has been paid to date. The joint venture parties have agreed to revise the original terms for the balance of payments which are subject to mutually agreeable terms. Due to the delay resulting from the Company's inability to raise the necessary capital to complete the 703 JV acquisition the carrying value has been written down to $1 at December 31, 2001.

HUIXIAN  COPPER/GOLD  MINE  PROPERTY
Pursuant to an agreement dated February 4, 1994, as amended August 29, 1997, GFPL has a contractual right to acquire a 50% joint venture interest in the Huixian copper/gold mine and related exploration properties located in Shandong Province, the People's Republic of China. To earn its 50% interest the Company must contribute a total of US$4,500,000 of which US$2,183,887 has been paid to date. The Huixian mine is not operating and requires additional capital. Due to the inability to raise further funding for development the Company wrote down the carrying value of its joint venture interest to $1 at December 31, 2000.

PAN ASIA MINING CORP.                                                     PAGE 5
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001, 2000 AND 1999
================================================================================
(Expressed in Canadian Dollars)

NOTE  6  -  SHARE  CAPITAL
--------------------------------------------------------------------------------

Authorized:  unlimited  number  of  common  shares  without  par  value

                                                               Shares       Value
                                                             ========================
Issued:
Balance at December 31, 1999                                 46,643,098  $31,160,947
Issued during the year
  - by exercise of GFPL special warrants                      3,174,000            -
  - for cash by exercise of stock options at $.50 per share   1,081,000      540,500
  - for cash by exercise of stock options at $.37 per share   2,750,000    1,017,500
  - for cash by exercise of stock options at $.10 per share   1,350,000      135,000
  - for settlement of interest payable at  $.42 per share        31,746       13,333
  - for settlement of debt at $.18 per share                    680,555      122,500
  - for settlement of debt at $.14 per share                    442,485       61,948
  - for cash by private placement at $.10 per share          10,619,909    1,061,991
  - less: subscriptions receivable                                    -       (7,500)
                                                             ------------------------

Balance at December 31, 2000                                 66,772,793   34,106,219
Issued during the year
  - subscriptions received                                            -        7,500
  - for finance fee at $.10 per share                         1,000,000      100,000
  - for cash by exercise of stock options at $.10 per share   8,630,000      863,000
                                                             ------------------------

Balance at December 31, 2001                                 76,402,793   35,076,719
Issued during the period
  - for cash by exercise of stock options at $.10 per share   1,072,000      107,200
  - for cash by private placement at $.10 per share           2,600,000      260,000
                                                             ------------------------

Balance at March 31, 2002                                    80,074,793  $35,443,919
                                                             ========================

Included in issued capital are 5,000,000 performance shares held in escrow. These shares will be released at the rate of one share for each $2.00 of exploration expenditures by the Huixian copper/gold mine joint venture and if not released at the end of five years will be subject to cancellationAn additional 1,969,698 shares are held in escrow of which 1,594,698 shares were issued on the exercise of GFPL special warrants and 375,000 were issued to a company principal at $.01 per share. The release of these shares for trading is subject to the direction and approval of the TSX.

The Company has received subscriptions of $307,225 pursuant to the exercise of warrants at a price of $.21 per share. To date, the shares have not been issued.

At March 31, 2002, the Company had outstanding incentive stock options to directors and employees entitling the holders to purchase an aggregate of 3,588,000 common shares as follows:

         Options   Exercise Price      Expiry Date
        ----------------------------------------------

          900,000  $          0.19  September 23, 2005
          250,000  $          0.18  September 28, 2005
        1,000,000  $          0.10  September 17, 2003
        1,438,000  $          0.10  October 11, 2003

PAN ASIA MINING CORP.                                                     PAGE 6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001, 2000 AND 1999
================================================================================
(Expressed in Canadian Dollars)

NOTE  6  -  SHARE  CAPITAL  (CONT'D)
--------------------------------------------------------------------------------

A summary of the Company's stock options as of March 31, 2002, December 31, 2001 and 2000, and changes during the periods then ended is as follows:

                                 March 31, 2002         December 31, 2001        December 31, 2000
                            -----------------------  -----------------------  -----------------------
                                         Weighted-                Weighted-                Weighted-
                                           Average                  Average                  Average
                                          Exercise                 Exercise                 Exercise
                                Shares       Price       Shares       Price       Shares       Price
                            -----------------------  -----------------------  -----------------------
Balance, beginning of year   4,660,000   $     0.12   3,950,000   $     0.14   1,800,000   $     0.50
Granted                              -            -  10,190,000         0.10   8,300,000         0.21
Exercised                   (1,072,000)        0.10  (8,630,000)        0.10  (5,181,000)        0.33
Expired                              -            -    (850,000)        0.16     (50,000)        0.50
Cancelled                            -            -           -            -    (919,000)        0.40
                            -----------------------  -----------------------  -----------------------
Balance, end of year         3,588,000   $     0.13   4,660,000   $     0.12   3,950,000   $     0.14
                            =======================  =======================  =======================

In January 2002, the Company granted a total of 5,660,000 stock options to its directors, officers and consultants at an exercise price of $.10 per share expiring January 17, 2004, subject to regulatory approval. On May 29, 2002 the Company received approval for 3,160,000 of these stock options.


NOTE  7  -  RELATED  PARTY  TRANSACTIONS
--------------------------------------------------------------------------------

1.   The  Company  incurred $Nil (2001 - $NIL; 2000 - $496,790; 1999 - $293,706)
     to a private company with a common director for cash advances, rent, administration expenses, and management fees. During the period, the Company made repayments of $Nil (2001 - $NIL; 2000 - $708,042; 1999 - 43,982 and settled of $83,542 with shares at $0.18 per share) and at March 31, 2002 $Nil (2001 - $38,472; 2000 - $38,472) was outstanding and is unsecured,  non-interest  bearing  and without specific terms of repayment.

2.   The  Company  incurred $265,876 (2001 - $551,063; 2000 - $1,159,416; 1999 -
     $350,153) to a private Hong Kong company under common management for cash advances, and administrative and technical support services in China. The Company made repayments of $Nil (2001 - $2,000; 2000 - $1,514,946;
     $243,425)  to this company and $174,478 (2001 - $412,629; 2000 - $Nil; 1999
     - $Nil) was assigned to another related party and as a result, an amount of $166,721 was owing to this company at March 31, 2002 (2001 - $174,478; 2000
     -  $38,044;  1999  -  $106,727).

3.   The Company incurred $265,876 (2001 - $589,971; 2000 - $Nil; 1999 - $2,164)
     to a private company under common management for cash advances, rent, administration expenses and other expenses paid on behalf of the Company. In addition, $174,478 (2001 - $502,629; 2000 - $Nil; 1999 - $Nil) was
     assigned to this company by other related parties. During the period, the Company made repayments of $381,473 (2001 - $958,285; 2000 - $Nil; 1999 -
     $Nil)  and as of March 31, 2002, $277,149 (2001 - $218,267; 2000 - $83,952;
     1999 - $Nil) was outstanding. This debt is unsecured, non-interest bearing and without specific repayment terms. This private company has entered into an agreement in principle with the 701 Changma Diamond Mine joint venture for the exclusive marketing of all diamonds produced by the 701 mine.

4.   The Company incurred $20,231 (2001 - $111,775; 2000 - $Nil; 1999 - $Nil) to
     a private company controlled by another related party for cash advances, management fees and other expenses paid on behalf of the Company. During the period, $Nil (2001 - $90,000; 2000 - $Nil; 1999 - $Nil) was assigned to another related party and $10,000 (2001 - $Nil; 2000 - $Nil; 1999 - $Nil) was repaid. As of March 31, 2002, $32,007 (2001 - $21,775; 2000 - $Nil;
     1999 - $Nil) was outstanding and is unsecured, non-interest bearing and without specific terms of repayment.

PAN ASIA MINING CORP.                                                     PAGE 7
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001, 2000 AND 1999
================================================================================
(Expressed in Canadian Dollars)

NOTE  7  -  RELATED  PARTY  TRANSACTIONS  (CONT'D)
--------------------------------------------------------------------------------

5. The Company incurred consulting fees, management fees, salaries and exploration and development costs which were paid directly and indirectly, through affiliated companies, to certain current or former officers and directors, shareholders and relatives of directors of the Company. The amounts incurred are summarized as follows:

                                           March 31,   December 31,   December 31,   December 31,
                                              2002         2001           2000           1999
                                           -------------------------------------------------------
        Consulting fees                    $    3,833  $      38,721  $      28,800  $     284,390
        Management fees                        65,928        274,079        178,262         97,600
        Professional fees                      49,082         96,483              -              -
        Salaries                                    -              -          8,775              -
        Exploration and development costs      86,497        360,737        589,069              -
        Business investigation costs                -              -         35,000              -
        Office and general                     10,464        143,236              -              -
                                           -------------------------------------------------------
                                           $  215,804  $     913,256  $     839,906  $     381,990
                                           =======================================================

6.     Refer  to  Notes  3,  4,  5  and  8.


NOTE 8 - SUPPLEMENTAL DISCLOSURE FOR NON-CASH OPERATING, FINANCING AND INVESTING
--------------------------------------------------------------------------------
ACTIVITIES
----------

Significant  non-cash  transactions  include:

1. In the year ended December 31, 2001, the Company issued 1,000,000 shares as a finance fee to the President, who has agreed to loan 5,000,000 common shares of the Company to be sold privately to raise funds to finance the 701 Joint Venture.

2. In the year ended December 31, 2000, the Company issued 442,485 shares to settle debt of $61,948 and 31,746 shares in settlement of interest payable of $13,333.


NOTE 9 - SUBSEQUENT EVENTS
--------------------------------------------------------------------------------

1. Subsequent to March 31, 2002, the Company issued 1,438,000 common shares at the price of $0.10 for stock options exercised.

2. Subsequent to March 31, 2002 a further $20,000 was advanced to the 701 joint venture.

Refer  to  Notes  5  and  6.


NOTE 10 - INCOME TAXES
--------------------------------------------------------------------------------

The Company has non-capital losses which may be available to reduce future years taxable income, which expire over the next seven years. In addition, the Company has unclaimed Canadian and foreign exploration and development related deductions available until fully utilized. Due to the uncertainty of realization of these loss carryforwards, the benefit is not reflected in the financial statements as the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards

PAN ASIA MINING CORP.                                                     PAGE 8
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001, 2000 AND 1999
================================================================================
(Expressed in Canadian Dollars)

NOTE 10 - UNITED STATES ACCOUNTING PRINCIPLES
---------------------------------------------

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). Except for the adjustments and disclosures set out below, these consolidated financial statements also comply, in all material respects, with accounting principles generally accepted in the United States ("US GAAP").

a)   RECONCILIATION OF CANADIAN GAAP TO US GAAP - CONSOLIDATED BALANCE SHEETS

                                                                        March 31,         December 31,
                                                                          2002         2001         2000
                                                                       (unaudited)
                                                                      --------------------------------------
Total assets using Canadian GAAP                                      $   135,561   $  126,466   $3,979,810
Add (deduct) adjustments for:
  Interests in mineral properties (1)                                          (4)          (4)    (419,374)
                                                                      --------------------------------------

Total assets using US GAAP                                            $   135,557   $  126,462   $3,560,436
                                                                      ======================================

Total liabilities using Canadian GAAP and US GAAP                     $ 1,199,618   $1,114,835   $  472,911
                                                                      ======================================

Total shareholders' equity (capital deficiency) using Canadian GAAP   $(1,064,057)  $ (988,369)  $3,506,899
Add (deduct) adjustments for:
  Interests in mineral properties (1)                                          (4)          (4)    (419,374)
                                                                      --------------------------------------

Total shareholders' equity using US GAAP                              $(1,064,061)  $ (988,373)  $3,087,525
                                                                      ======================================

RECONCILIATION OF CANADIAN GAAP TO US GAAP - CONSOLIDATED STATEMENTS OF LOSS

                                                    Three months        Year ended December 31,
                                                   ended March 31,
                                                       2002         2001          2000           1999
                                                    -----------------------------------------------------
                                                    (unaudited)
Net income (loss) using Canadian GAAP               $(442,888)  $(5,465,768)  $(19,871,430)  $(8,827,976)
Add (deduct) adjustments for:
  Mineral property exploration costs (1)              (26,033)     (113,344)      (283,235)     (363,130)
  Mineral property impairment provision (1)            26,033       532,714      4,523,572     2,560,954
  Unrealized foreign exchange gains and losses (2)       (520)        1,883         (3,252)       (4,321)
  Stock-based compensation (3)                              -      (182,703)             -             -
  Principal escrow shares (4)                               -             -        (48,750)            -
                                                    -----------------------------------------------------
Net loss using US GAAP                               (443,408)   (5,227,218)   (15,683,095)   (6,634,473)
  Unrealized foreign exchange gains and losses (2)        520        (1,883)         3,252         4,321
                                                    -----------------------------------------------------

Comprehensive loss using US GAAP                    $(442,888)  $(5,229,101)  $(15,679,843)  $(6,630,152)
                                                    =====================================================

Net loss per share using US GAAP                    $   (0.01)  $     (0.08)  $      (0.34)  $     (0.22)
                                                    =====================================================

Comprehensive loss per share using US GAAP          $   (0.01)  $     (0.08)  $      (0.34)  $     (0.22)
                                                    =====================================================

PAN ASIA MINING CORP.                                                     PAGE 9
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001, 2000 AND 1999
================================================================================
(Expressed in Canadian Dollars)

NOTE 10 - UNITED STATES ACCOUNTING PRINCIPLES (CONT'D)
------------------------------------------------------


The following are the areas of difference between Canadian GAAP and US GAAP and their impact on the consolidated financial statements of the Company:

(1)  Mineral property costs
     Under Canadian GAAP, mineral property acquisition, exploration and development costs are deferred and amortized as described in Notes 2 and 5. Under US GAAP, costs of unproven mineral properties are expensed as incurred until such time as proven and probable reserves are discovered. Under both Canadian GAAP and US GAAP, the carrying value of the Company's Mineral properties is reviewed periodically for impairment (see below).

(2)  Unrealized foreign exchange gains and losses
     Under Canadian GAAP, unrealized foreign exchange gains and losses arising from foreign currency translations are included in the determination of net income for the year. Using US GAAP, these amounts are excluded from the determination of net income for the year and included in the determination of comprehensive income for the year.

(3)  Stock-based compensation
     Under Canadian GAAP, no compensation expense is recorded in connection with the granting of stock options. Using US GAAP, a compensation expense is recorded in the period in connection with stock options granted to non-employees pursuant to SFAS No. 123. During the year ended December 31, 2001, the Company granted options to certain consultants resulting in a compensation expense of $182,703 which was determined by applying the fair value method using Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 5%, an expected life of three years and an expected volatility of 176% (see below).

(4)  Escrow Shares
     Under Canadian GAAP, the release from escrow of common shares issued to company principals does not require the recording of any additional compensation expense in the financial statements. Under US GAAP, principal common shares released from escrow at the determination of regulatory authorities are required to be recorded as additional compensation at fair value as at the date of the release. During the year ended December 31, 2000, 350,000 shares were released from escrow resulting in the recording of additional fair value compensation of $48,750 under US GAAP.

(5)  Weighted average number of shares outstanding
     Under Canadian GAAP, shares held in escrow are included in the determination of weighted average number of shares outstanding. In making this determination using US GAAP, the shares held in escrow are excluded. The weighted average number of shares outstanding in accordance with US GAAP is as follows:

                                                Three months       Year ended December 31,
                                              ended March 31,
                                                  2002         2001         2000         1999
                                               --------------------------------------------------
                                               (unaudited)
Weighted average number of shares outstanding
   Using Canadian GAAP                         78,947,860   69,845,971   52,708,793   36,190,623

Less: shares held in escrow                    (6,969,698)  (6,969,698)  (6,969,698)  (5,750,000)
                                               --------------------------------------------------

Weighted average number of shares outstanding
   using US GAAP                               71,978,162   62,876,273   45,739,095   30,440,623
                                               ==================================================

PAN ASIA MINING CORP.                                                    PAGE 10
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001, 2000 AND 1999
================================================================================
(Expressed in Canadian Dollars)

NOTE 10 - UNITED STATES ACCOUNTING PRINCIPLES (CONT'D)
------------------------------------------------------

b)   STATEMENTS OF CASH FLOWS

     Under US GAAP, the effect of exchange rate changes on cash, which result from foreign currency translations, is shown on a separate line in the statement of cash flows. Under Canadian GAAP, this amount is not disclosed separately as it is used in the determination of net income for the year. The effects of exchange rate changes on cash, as disclosed separately under US GAAP, are as follows:

                                         Three months   Year ended December 31,
                                        ended March 31,
                                             2002        2001     2000    1999
                                         --------------------------------------
                                         (unaudited)
Effect of exchange rate changes on cash  $        520  $(1,883)  $3,252  $4,321
                                         ======================================

c)   STOCK-BASED COMPENSATION

     Under US GAAP, the Company accounts for stock-based compensation in respect to stock options granted to employees (and officers) using the intrinsic value based method in accordance with APB 25. Stock options granted to non-employees are accounted for using the fair value method in accordance with SFAS No. 123. In addition, with respect to stock options granted to employees, the following pro-forma information is provided as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model assuming a dividend yield of 0%, risk-free interest rates ranging from 4.9% to 6.2%, expected option lives of one to five years and expected volatilities ranging from 163% to 218%.

                                            Three months         Year ended December 31,
                                           ended March 31,
                                                            2001          2000           1999
                                            -----------------------------------------------------
                                            (unaudited)
Net loss using US GAAP                      $(443,408)  $(5,227,218)  $(15,683,095)  $(6,634,473)

Pro-forma stock-based compensation                  -      (375,835)    (1,463,284)     (574,833)
                                            -----------------------------------------------------

Pro-forma net loss using US GAAP            $(443,408)  $(5,603,053)  $(17,146,379)  $(7,209,306)
                                            =====================================================

Pro-forma net loss per share using US GAAP  $   (0.01)  $     (0.08)  $      (0.38)  $     (0.24)
                                            =====================================================

PAN ASIA MINING CORP.                                                    PAGE 11
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001, 2000 AND 1999
================================================================================
(Expressed in Canadian Dollars)

NOTE 10 - UNITED STATES ACCOUNTING PRINCIPLES (CONT'D)
--------------------------------------------------------------------------------

d)   ACCUMULATED OTHER COMPREHENSIVE INCOME

     Under Canadian GAAP, unrealized foreign exchange gains and losses arising from foreign currency translations are included in the determination of net income (loss) for the period. Using US GAAP, these amounts are excluded from the determination of net income (loss) for the period and included in the determination of comprehensive income (loss) for the period and are displayed as a separate component of stockholders' equity. The balance of accumulated other comprehensive income (loss) is as follows:

                                                  March 31,          December 31,
                                                    2002      2001       2000       1999
                                                 ------------------------------------------
                                                 (unaudited)
Accumulated other comprehensive income (loss),
  Beginning of the period                        $(14,547)  $(12,664)  $(15,916)  $(20,237)

  Unrealized foreign exchange gains (losses)          520     (1,883)     3,252      4,321
                                                 ------------------------------------------

Accumulated other comprehensive income,
  End of the period                              $(14,027)  $(14,547)  $(12,664)  $(15,916)
                                                 ==========================================

e)   INTEREST IN MINERAL PROPERTIES

     Under Canadian GAAP, mineral property acquisition, exploration and development costs are deferred and amortized as described in Notes 2 and 5. Under US GAAP, costs of unproven mineral properties are expensed as incurred until such time as proven and probable reserves are discovered. Certain of the Company's mineral properties have proven and probable reserves and certain of the properties are unproven. Under US GAAP, acquisition, exploration and development costs of unproven properties have been expensed as incurred which subsequently results in a different impairment provision being taken under US GAAP than under Canadian GAAP. A summary of the difference in the Company's Interest in Mineral properties between Canadian GAAP and US GAAP is as follows:

                                                         March 31,               December 31,
                                                           2002         2001         2000          1999
                                                       ----------------------------------------------------
                                                       (unaudited)
Interest in Mineral Properties, Canadian GAAP          $         4   $       4   $ 3,576,794   $21,302,351
                                                       ----------------------------------------------------
Adjustments to reconcile to US GAAP:
   Cumulative carryforward adjustment                           (4)   (419,374)   (4,659,711)   (6,857,535)
   Exploration and development costs for the period        (26,033)   (113,344)     (283,235)     (363,130)
   Mineral property impairment provision                    26,033     532,714     4,523,572     2,560,954
                                                       ----------------------------------------------------

     Total adjustment                                           (4)         (4)     (419,374)   (4,659,711)
                                                       ----------------------------------------------------

Interest in Mineral Properties, US GAAP                $         -   $       -   $ 3,157,420   $16,642,640
                                                       ====================================================

f)   RECENT UNITED STATES ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives; as either assets or liabilities and measure those instruments at fair value. SFAS 133 is effective for financial statements for fiscal years beginning after June 15, 1999. The Company does not expect that the implementation of this standard will have a material impact on its financial statements prepared in accordance with U.S. GAAP.

PAN ASIA MINING CORP.                                                    PAGE 12
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001, 2000 AND 1999
================================================================================
(Expressed in Canadian Dollars)

NOTE 10 - UNITED STATES ACCOUNTING PRINCIPLES (CONT'D)
--------------------------------------------------------------------------------

     On March 31, 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998. The Company does not expect that the implementation of this standard will have a material impact on the Company's financial position or results of operations prepared in accordance with U.S. GAAP.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations", which eliminates the pooling method of accounting for business combinations initiated after June 30, 2001. In addition, SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company does not expect that the implementation of this standard will have a material impact on the Company's financial position or results of operations prepared in accordance with U.S. GAAP.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Intangible Assets", which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized and will be tested for impairment annually. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. The Company does not expect that the implementation of this standard will have a material impact on the Company's financial position or results of operations prepared in accordance with U.S. GAAP.